Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co
	847-318-1797/603-880-2145	212-687-8080
NASHUA REPORTS THIRD QUARTER 2008 RESULTS
AND SHARE REPURCHASE PROGRAM
          NASHUA, N.H., October 30, 2008 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the third quarter ended September 26, 2008.
          Net sales for the third quarter of 2008 were $66.2 million, compared to $67.6 million for the third quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding a goodwill impairment charge, were $2.0 million for the third quarter of 2008 compared to $2.8 million for the third quarter of 2007. Gross margin for the third quarter of 2008 was $10.6 million, or 15.9%, compared to $11.6 million, or 17.1%, for the third quarter of 2007. Loss from continuing operations before income taxes for the third quarter of 2008 was $13.4 million compared to income from continuing operations before income taxes of $1.3 million for the third quarter of 2007. Net loss for the third quarter of 2008 was $13.7 million, or $2.52 per share, compared to net income of $0.9 million, or $0.16 per share, in the third quarter of 2007.
          The results for the third quarter of 2008 include a non-cash goodwill impairment charge of $14.1 million, $0.3 million related to the present value of lease commitments associated with the exit of the Cranbury, New Jersey distribution facility and $0.1 million of severance expense related to the closure of the company’s Jacksonville, Florida label converting facility and consolidation into the Company’s facilities in Omaha, Nebraska and Jefferson City, Tennessee. Excluding the non-cash goodwill impairment charge, income from continuing operations before income taxes for the third quarter of 2008 was $0.8 million.
          Net sales for the nine months ended September 26, 2008 were $197.2 million, compared to $200.5 million for the nine months ended September 28, 2007. EBITDA, excluding the goodwill impairment charge, was $4.3 million for the nine months ended September 26, 2008, compared to $8.5 million for the same period in 2007. Gross margin for the nine months ended September 26, 2008 was $31.7 million, or 16.1%, compared to $35.3 million, or 17.6%, for the nine months ended September 28, 2007. Loss from continuing operations before income taxes for the nine months ended September 26, 2008 was $13.5 million, compared to income from continuing operations before income taxes of $4.5 million for the nine months ended September 28, 2007. Net loss for the first nine months of 2008 was $13.7 million, or $2.54 per share, compared to net income of $3.0 million, or $0.52 per share, in the first nine months of 2007.
          Commenting on the results for the quarter, Thomas Brooker, President and Chief Executive Officer, stated, “We are operating in an exceedingly challenging business environment as the markets we serve have been significantly impacted by the economic downturn. We continue to focus our efforts towards profitable revenue growth and cost containment in order to maintain operating profitability.”

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Business Segment Highlights
          Nashua’s Label Products segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment, and general industrial markets, reported net sales for the third quarter of 2008 of $25.9 million and gross margin of $3.9 million, or 15.1%. Net sales for the third quarter of 2007 were $27.8 million and gross margin was $5.0 million, or 17.9%.
          Net sales in the Label segment declined 6.8 percent in the third quarter of 2008 primarily as a result of the decline in the automatic identification product line mainly due to the loss of a major customer. Margins declined mainly due to lower volumes, competitive pricing pressures and severance cost related to the consolidation of our Jacksonville, Florida facility into our Omaha, Nebraska and Jefferson City, Tennessee manufacturing facilities.
          The Company’s Specialty Paper Products segment reported net sales in the third quarter of 2008 of $41.1 million and gross margin of $6.5 million, or 15.9%. Net sales in the third quarter of 2007 were $40.4 million and gross margin was $6.4 million, or 15.9%.
          Net sales in the Specialty Paper segment increased 1.9 percent in the third quarter of 2008. The sales increase resulted primarily from increased sales in our thermal point of sale product line. Gross margin as a percentage of net sales remained unchanged for the quarter.
Share Repurchase
          The Company announced that its Board of Directors has authorized the repurchase of up to one million shares of the company’s common stock from time to time on the open market. The timing and amount of any shares repurchased will be determined by Nashua’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. The repurchase program will be funded using the Company’s working capital.
          Nashua has approximately 5.7 million shares of common stock outstanding as of September 26, 2008.
          Commenting on the share repurchase program, Mr. Brooker stated, “We believe that we have a strong financial position and are poised to take advantage of market opportunities. We will continue to focus on profitable revenue growth and cost containment. The repurchase of company shares represents an excellent long-term investment and demonstrates our commitment to enhancing shareholder value.”
Use of Non-GAAP Measures
          EBITDA is presented as supplemental information that management of Nashua Corporation believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.

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About Nashua
          Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
          This press contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intention to grow revenue on a profitable basis, control cost to maintain profitability, and repurchase shares of its common stock from time to time under the stock repurchase program. When used in this press release, the word “will,” “anticipate,” “should” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the market price of the Company’s common stock prevailing from time to time, the Company’s cash flows from operations, general economic conditions, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the resolution of certain litigation matters and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Third Quarter 2008 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND GOODWILL IMPAIRMENT CHARGES

Periods ended September 26 and September 28, respectively	Three Months		Nine Months
In thousands (Unaudited)	2008	2007	2008	2007
Net income (loss) from continuing operations	$(13,689)	$852	$(13,742)	$2,741
Add back:
Interest expense	125	215	416	555
Interest income	(22)	(48)	(94)	(117)
Change in fair value of interest rate swap	75	205	194	82
Income tax provision	307	475	272	1,777
Goodwill Impairment	14,142	—	14,142	—
Depreciation and amortization	1,033	1,123	3,136	3,491

Earnings from continuing operations before interest, taxes, depreciation, amortization and goodwill impairment charges	$1,971	$2,822	$4,324	$8,529

Third Quarter 2008 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended September 26 and September 28, respectively	Three Months		Nine Months
Dollars in thousands, except per share amounts (Unaudited)	2008	2007	2008	2007
Net sales	$66,239	$67,610	$197,168	$200,467
Cost of products sold	55,681	56,046	165,425	165,156

Gross margin	$10,558	$11,564	$31,743	$35,311
Gross margin %	15.9%	17.1%	16.1%	17.6%

Selling, distribution and administrative expenses	9,645	9,959	30,574	30,397
Research and development expenses	152	174	516	619
Loss from equity investment	62	29	191	169
Interest expense	125	215	416	555
Interest income	(22)	(48)	(94)	(117)
Change in fair value of interest rate swap	75	205	194	82
Goodwill impairment charge (1)	14,142	—	14,142	—
Other income (2)	(239)	(297)	(726)	(912)

Income (loss) from continuing operations before income taxes	(13,382)	1,327	(13,470)	4,518

Income tax provision	307	475	272	1,777

Income (loss) from continuing operations	(13,689)	852	(13,742)	2,741

Income from discontinued operations, net of taxes (3)	—	—	—	289

Net income (loss)	$(13,689)	$852	$(13,742)	$3,030

Earnings per share:
Income (loss) from continuing operations	$(2.52)	$0.16	$(2.54)	$0.47

Income from discontinued operations	—	—	—	0.05

Net income (loss) per common share	$(2.52)	$0.16	$(2.54)	$0.52

Average common shares	5,425	5,386	5,410	5,864

Income (loss) per common share from continuing operations assuming dilution	$(2.52)	$0.16	$(2.54)	$0.46
Income per common share from discontinued operations assuming dilution	—	—	—	0.05

Net income (loss) per common share assuming dilution	$(2.52)	$0.16	$(2.54)	$0.51

Average common and potential common shares	5,425	5,465	5,410	5,934

(1)	Goodwill impairment charge for the three and nine months ended September 26, 2008 relates to our Specialty Paper Products business.

(2)	Other income for the three and nine months ended September 26, 2008 and September 28, 2007 represents royalty income related to the 2006 sale of toner formulations and recognition of the deferred gain on the 2006 sale of New Hampshire real estate.

(3)	Income from discontinued operations for the nine months ended September 28, 2007 represents the reimbursement of our deductible related to the Cerion litigation which was dismissed by the courts.

Third Quarter 2008 Earnings Results
NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 26	December 31
Dollars in thousands	2008	2007
Assets
Cash and cash equivalents	$4,867	$7,388
Accounts receivable	29,782	29,375
Inventories	24,539	19,998
Other current assets	2,516	2,828

Total current assets	61,704	59,589

Plant and equipment, net	21,206	23,291
Goodwill, net of amortization	17,374	31,516
Intangibles, net of amortization	275	331
Other assets	12,184	12,975

Total assets	$112,743	$127,702

Liabilities and Shareholders’ Equity
Accounts payable	$18,346	$14,432
Accrued expenses	8,179	9,185
Current maturities of long-term debt	2,500	1,875
Current maturities of notes payable	29	31

Total current liabilities	29,054	25,523

Long-term debt	9,675	10,925
Notes payable	—	18
Other long-term liabilities	25,568	29,728

Total long-term liabilities	35,243	40,671

Common stock and additional capital	20,883	20,203
Retained earnings	45,906	59,648
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(18,343)	(18,343)

Total shareholders’ equity	48,446	61,508

Total liabilities and shareholders’ equity	$112,743	$127,702

(a)	Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from changes to our pension plans in 2007.

Third Quarter 2008 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended September 26 and September 28, respectively	Three Months		Nine Months
Dollars in thousands (Unaudited)	2008	2007	2008	2007
NET SALES

Label Products	$25,943	$27,848	$77,113	$84,515
Specialty Paper Products	41,112	40,357	122,346	118,424
All Other	973	993	2,986	2,998

Reconciling Items:
Eliminations	(1,789)	(1,588)	(5,277)	(5,470)

Net sales	$66,239	$67,610	$197,168	$200,467

GROSS MARGIN

Label Products	$3,905	$4,986	$11,690	$15,312
Specialty Paper Products	6,547	6,398	19,614	19,548
All Other	91	180	445	489

Reconciling Items:
Eliminations	15	—	(6)	(38)

Total gross margin from continuing operations	$10,558	$11,564	$31,743	$35,311

DEPRECIATION AND AMORTIZATION

Label Products	$445	$504	$1,369	$1,559
Specialty Paper Products	494	500	1,497	1,518
Reconciling Item:
Corporate	94	119	270	414

Total depreciation and amortization	$1,033	$1,123	$3,136	$3,491

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$320	$132	$475	$239
Specialty Paper Products	112	261	283	603
Reconciling Item:
Corporate	—	14	330	68

Total Investment in plant and equipment	$432	$407	$1,088	$910

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$76	$80	$210	$237
Specialty Paper Products	55	60	151	177
Reconciling Item:
Corporate	199	274	536	724

Total pension and postretirement expense	$330	$414	$897	$1,138